                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             NACCO INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     CHARLES A. BITTENBENDER, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                            NACCO INDUSTRIES, INC.

                            5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of stockholders of NACCO Industries, Inc. (the "Company") will be held on Wednesday, May 10, 1995, at 9:00 A.M., at 5875 Landerbrook Drive, Mayfield Heights, Ohio, for the purpose of:

     (1) Electing ten directors for the ensuing year.

     (2) Confirming the appointment of the independent certified public accountants of the Company for the current fiscal year.

     (3) Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 15, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                                CHARLES A. BITTENBENDER
                                                Secretary

March 31, 1995

    THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1994 IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY HEREWITH. THE ANNUAL REPORT CONTAINS FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANY, BUT IS NOT INCORPORATED INTO THE PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.
                                ---------------

    PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, TWO FORMS OF PROXY ARE ENCLOSED AND BOTH SHOULD BE FILLED OUT AND RETURNED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                            NACCO INDUSTRIES, INC.

                            5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                       PROXY STATEMENT -- MARCH 31, 1995

     This Proxy Statement is furnished in connection with the solicitation by the directors of NACCO Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on May 10, 1995 (the "Annual Meeting"). This Proxy Statement and the related form(s) of proxy are being mailed to stockholders commencing on or about March 31, 1995.

     If the enclosed form(s) of proxy are executed and returned, the shares represented by them will be voted as directed on all matters properly coming before the Annual Meeting for a vote. The proxies may be revoked at any time prior to their exercise by giving notice to the Company in writing or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

     Stockholders of the Company of record at the close of business on March 15, 1995 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 7,244,500 shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), and 1,719,694 shares of Class B Common Stock, par value $1.00 per share ("Class B Common"). Each share of Class A Common is entitled to one vote for a nominee for each of the ten directorships to be filled and one vote on each other matter brought before the meeting. Each share of Class B Common is entitled to ten votes for such nominee and ten votes on each other matter brought before the meeting.

     At the Annual Meeting, in accordance with Delaware law and the Company's By-Laws, the inspectors of election appointed by the Board of Directors for the Annual Meeting shall determine the presence of a quorum and shall tabulate the results of stockholder voting. As provided by Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, shall constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. Such inspectors shall also treat proxies held in "street name" by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes") as "present."

     Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting. In accordance with Delaware law, nominees for election as directors receiving the greatest number of votes will be elected directors. In accordance with Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock which has voting power present in person or by proxy, and which is actually voted, shall decide any other proposal which is brought before the Annual Meeting. As a result, abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether such proposal has received the requisite approval by the Company's stockholders.

                           BUSINESS TO BE TRANSACTED

     The Board of Directors will present two proposals to the stockholders of the Company at the Annual Meeting. Information concerning the first proposal, "Election of Directors," is found on pages 4 to 6 of this Proxy Statement. Information concerning the second proposal, "Confirmation of Appointment of Independent Certified Public Accountants," is found on page 37 of this Proxy Statement.

1. ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form(s) will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. All of the nominees listed below, except for Leon J. Hendrix, Jr. and Ian M. Ross, presently serve as directors of the Company and were elected at the Company's 1994 annual meeting of stockholders. E. Bradley Jones, who has been a director of the Company since 1985, is not standing for reelection. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, such shares will be voted for such other person as the proxy holders may select.

                                               Principal Occupation and Business
                                             Experience During Last Five Years and           Director
      Name                     Age          Other Directorships in Public Companies            Since
      ----                     ---          ---------------------------------------          --------
OWSLEY BROWN II                 52    President and Chief Executive Officer of Brown-For-      1993
                                      man Corporation (a diversified producer and mar-
                                      keter of consumer products). From prior to 1990 to
                                      1993, President of Brown-Forman Corporation. Also
                                      director of Brown-Forman Corporation, Hilliard Ly-
                                      ons Trust Company, Hyster-Yale Materials Handling,
                                      Inc., LG&E Energy Corp. and Louisville Gas and Elec-
                                      tric Company.

JOHN J. DWYER                   77    Retired President of Oglebay Norton Company (a           1988
                                      diversified company engaged in Great Lakes marine
                                      transportation, iron ore, industrial sands,
                                      refractories and mineral products). Also director of
                                      Hyster-Yale Materials Handling, Inc. and Oglebay
                                      Norton Company.

ROBERT M. GATES                 51    Consultant, author and lecturer. From 1991 to 1993,      1993
                                      Director of Central Intelligence for the United
                                      States. From prior to 1990 to November 1991,
                                      Assistant to the President of the United States and
                                      Deputy for National Security Affairs, National
                                      Security Council. Also director of Hyster-Yale
                                      Materials Handling, Inc., TRW Inc. and Varity
                                      Corporation.

LEON J. HENDRIX, JR.            53    Principal, Clayton, Dubilier & Rice, Inc. (private        --
                                      investment firm). From September 1992 through Octo-
                                      ber 1993, Executive Vice President and Chief
                                      Operating Officer, and from prior to 1990 to Septem-
                                      ber 1992, Executive Vice President, of Reliance
                                      Electric Company. Also director of Keithley
                                      Instruments, Inc., Remington Arms Co. and Wesco
                                      Distribution, Inc.

DENNIS W. LaBARRE               52    Partner in the law firm of Jones, Day, Reavis &          1982
                                      Pogue. Also director of Hyster-Yale Materials
                                      Handling, Inc.

ALFRED M. RANKIN, JR.           53    Chairman, President and Chief Executive Officer of       1972
                                      the Company. From 1991 to 1994, President and Chief
                                      Executive Officer of the Company and from prior to
                                      1990 to 1991, President and Chief Operating Officer
                                      of the Company. Also director of The BFGoodrich
                                      Company, Hyster-Yale Materials Handling, Inc., The
                                      Standard Products Company and The Vanguard Group.

                                               Principal Occupation and Business
                                             Experience During Last Five Years and           Director
      Name                     Age          Other Directorships in Public Companies            Since
      ----                     ---          ---------------------------------------          --------
IAN M. ROSS                     67    President Emeritus of AT&T Bell Laboratories (the         --
                                      research and development subsidiary of AT&T). From
                                      prior to 1990 to July 1991, President of AT&T Bell
                                      Laboratories. Also director of The BFGoodrich
                                      Company and Thomas & Betts Corporation.

JOHN C. SAWHILL                 58    President and Chief Executive Officer of The Nature      1990
                                      Conservancy (a non-profit conservation organiza-
                                      tion). From prior to 1990 to 1990, Director of
                                      McKinsey & Company, Inc. (management consulting
                                      firm). Also director of Hyster-Yale Materials Han-
                                      dling, Inc., Pacific Gas & Electric Co. and The Van-
                                      guard Group. Previously director of the Company,
                                      1978 to 1980.

BRITTON T. TAPLIN               38    Partner in Western Skies, Inc. (a developer of           1992
                                      medical office and healthcare-related facilities).
                                      From prior to 1990 to 1992, Project Coordinator of
                                      Western Skies, Inc. Also director of Hyster-Yale
                                      Materials Handling, Inc.

FRANK E. TAPLIN, JR.            79    Trustee of the Environmental Defense Fund; former        1946
                                      President and Chief Executive Officer of the
                                      Metropolitan Opera; former Vice Chairman of Lincoln
                                      Center for the Performing Arts; Trustee Emeritus of
                                      the Institute for Advance Study; member of the
                                      American Philosophical Society; former Chairman of
                                      Scurry-Rainbow Oil Ltd. Also director of Hyster-Yale
                                      Materials Handling, Inc.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON.

     Set forth in the following table is the indicated information (1) as of December 31, 1994, with respect to each person, other than directors, who is known to the Company to be the beneficial owner of more than five percent of the Class A Common, (2) as of January 15, 1995, with respect to each person who is known to the Company to be the beneficial owner of more than five percent of the Class B Common, and (3) as of January 15, 1995, with respect to the beneficial ownership of Class A Common and Class B Common by the directors, the nominees for director, the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executive Officers") and all executive officers, directors and nominees for director as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which provide, among other things, that (a) a person is deemed to be the beneficial owner of Class A Common or Class B Common if such person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days, and (b) when two or more persons agree to act together for the purpose of disposing of Class B Common, the group formed thereby is deemed to be a person which has acquired beneficial ownership of all Class B Common beneficially owned by each member of the group. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

                               Amount and Nature of Beneficial Ownership
                               -----------------------------------------
                                                    Sole
                                                   Voting         Shared
                                      Title         and         Voting or                     Percent of
                                       of        Investment     Investment     Aggregate        Class
                Name                  Class        Power          Power          Amount         (1)(2)
------------------------------------ -------     ----------     ----------     ----------     ----------
CLARA TAPLIN RANKIN,                 Class B               (3)           (3)    1,542,757       89.56%
  et al (3)
  c/o Society National Bank
  900 Euclid Avenue
  Cleveland, Ohio 44101
FMR Corp.                            Class A        229,603            --       1,161,769(4)    16.00%
  82 Devonshire Street
  Boston, MA 02109
CLARA TAPLIN RANKIN                  Class A        624,091        14,000(5)      638,091        8.79%
  3151 River Road                    Class B        329,247         7,000(5)      336,247(3)    19.52%
  Chagrin Falls, OH 44022
FRANK E. TAPLIN, JR.                 Class A        464,807        14,000(5)      478,807        6.60%
  55 Armour Road                     Class B        284,728         7,000(5)      291,728(3)    16.94%
  Princeton, NJ 08540
THOMAS E. TAPLIN                     Class A        560,000        14,000(5)      574,000        7.91%
  950 South Cherry St.,              Class B        310,000         7,000(5)      317,000(3)    18.40%
  #704
  Denver, CO 80222
OWSLEY BROWN II                      Class A          1,282            --           1,282           --
                                     Class B             --            --              --           --
JOHN J. DWYER                        Class A          1,215            --           1,215           --
                                     Class B             --            --              --           --
ROBERT M. GATES                      Class A            401            --             401           --
                                     Class B             --            --              --           --
LEON J. HENDRIX, JR.                 Class A             --            --              --           --
                                     Class B             --            --              --           --

                               Amount and Nature of Beneficial Ownership
                               -----------------------------------------
                                                    Sole
                                                   Voting         Shared
                                      Title         and         Voting or                     Percent of
                                       of        Investment     Investment     Aggregate        Class
                Name                  Class        Power          Power          Amount         (1)(2)
------------------------------------ -------     ----------     ----------     ----------     ----------
E. BRADLEY JONES                     Class A          1,115            --           1,115(4)        --
                                     Class B            200            --             200           --
DENNIS W. LaBARRE                    Class A          1,215            --           1,215           --
                                     Class B            100            --             100           --
ALFRED M. RANKIN, JR.                Class A         93,844        91,553(6)      210,397(7)      2.90%
                                     Class B         58,998        16,000(6)       74,998(3)      4.35%
IAN M. ROSS                          Class A             --            --              --           --
                                     Class B             --            --              --           --
JOHN C. SAWHILL                      Class A          4,509            --           4,509           --
                                     Class B             --            --              --           --
BRITTON T. TAPLIN                    Class A         18,236            --          18,236         0.25%
                                     Class B         27,495            --          27,495(3)      1.60%
REGINALD R. EKLUND                   Class A          1,000            --           1,000           --
                                     Class B             --            --              --           --
GEORGE C. NEBEL                      Class A             --            --              --           --
                                     Class B             --            --              --           --
CLIFFORD R. MIERCORT                 Class A             --            --              --           --
                                     Class B             --         1,000           1,000           --
FRANK B. O'BRIEN                     Class A          2,796           600           7,396(7)(8)   0.10%
                                     Class B          1,000            --           1,000           --
All executive officers,              Class A        604,473       112,803         748,076(7)(8)  10.30%
  directors and nominees             Class B        381,466        25,625         407,091(3)     23.63%
  for director as a group
    (38 persons)

---------------

(1) The shares included in note (7) were deemed to be outstanding as of January 15, 1995, for purposes of calculating the percentage owned at such date pursuant to Rule 13d-3 under the Exchange Act.

(2) Less than 0.10%, except as otherwise indicated.

(3) A Schedule 13D filed with the SEC with respect to Class B Common on March 29, 1990, and amended on April 11, 1990 by Amendment No. 1, on March 18, 1991 by Amendment No. 2, on March 23, 1992 by Amendment No. 3 and on March 10, 1993 by Amendment No. 4, and amended and restated on March 30, 1994 by Amendment No. 5, and amended on March 28, 1995 by Amendment No. 1 to the amended and restated Schedule 13D (the "Schedule 13D"), reported that the following individuals and entities, together in certain cases with related revocable trusts and custodianships: Clara Taplin Rankin, Alfred M. Rankin, Jr., Victoire G. Rankin, Helen R. Butler, Clara T. Rankin, Thomas T. Rankin, Matthew

                                        8

    M. Rankin, Claiborne R. Rankin, Chloe O. Rankin, Roger F. Rankin, Bruce T. Rankin, Frank E. Taplin, Jr., Margaret E. Taplin, Martha S. Kelly, Susan S. Panella, Jennifer T. Jerome, Caroline T. Ruschell, David F. Taplin, Thomas
    E. Taplin, Beatrice B. Taplin, Thomas E. Taplin, Jr., Theodore D. Taplin, Britton T. Taplin, Frank F. Taplin, and National City Bank, as trustee of certain irrevocable trusts for the benefit of certain individuals named above, their family members and others (collectively, together with such individuals, revocable trusts and custodianships, the "Signatories"), are parties with the Company and Society National Bank (successor by merger to Ameritrust Company National Association), as depository, to a Stockholders' Agreement, dated as of March 15, 1990, as amended, covering the shares of Class B Common beneficially owned by each of the Signatories (the "Stockholders' Agreement"). The Stockholders' Agreement requires each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, to offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. Accordingly, the Signatories may be deemed to have acquired beneficial ownership of all of the Class B Common subject to the Stockholders' Agreement, an aggregate of 1,542,757 shares, as a "group" as defined under the Exchange Act. The shares subject to the Stockholders' Agreement constitute 89.56% of the Class B Common outstanding on January 15, 1995, or 63.01% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the Stockholders' Agreement. Under the Stockholders' Agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The Stockholders' Agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common. The Class B Common shown in the foregoing table as beneficially owned by named persons who are Signatories is subject to the Stockholders' Agreement. On February 8, 1994, Theodore D. Taplin filed a Form 4 with the SEC reporting a sale in September 1993 of Class A Common. On February 14, 1994, Thomas T. Rankin filed a Form 5 with the SEC reporting sales in August and November 1993 of Class A Common. On February 14, 1994, Matthew M. Rankin filed a Form 5 with the SEC reporting sales by his father in August and November 1993 of Class A Common, as to which Class A Common he has disclaimed beneficial ownership. On March 10, 1994, Caroline T. Ruschell filed a Form 4 with the SEC reporting sales in August 1993 and January 1994 of Class A Common. On May 6, 1994,

                                        9

    Matthew M. Rankin filed an amended Form 5 with the SEC reporting a sale by his father in May 1993 of Class A Common, as to which Class A Common he has disclaimed beneficial ownership. On May 31, 1994, Ronald A. Rosati filed a Form 3 with the SEC reporting that he had become an officer of Hamilton Beach/Proctor-Silex on May 11, 1994. On May 31, 1994, Frank G. Muller filed a Form 3 with the SEC reporting that he had become an officer of NMHG on May 11, 1994. On June 2, 1994, Jack J. Pountney filed a Form 3 with the SEC reporting that he had become an officer of Hamilton Beach/Proctor-Silex on May 11, 1994. On June 13, 1994, the Trust created under the Agreement dated January 11, 1965 for the benefit of Alfred M. Rankin filed a Form 3 with the SEC reporting that on January 23, 1994 it had become a member of a "group" deemed to own more than 10% of the Class B Common. On June 24, 1994, Martha
    S. Kelly filed a Form 4 with the SEC reporting a sale in May 1994 of Class A Common. On June 24, 1994, Caroline T. Ruschell filed a Form 4 with the SEC reporting a sale in May 1994 of Class A Common. On September 23, 1994, Theodore D. Taplin filed a Form 4 with the SEC reporting a sale in August 1994 of Class A Common. On February 14, 1995, Beatrice B. Taplin filed a Form 5 with the SEC reporting a sale by her husband in August 1994 of Class A Common, as to which Class A Common she has disclaimed beneficial ownership.

(4) A Schedule 13G filed with the SEC with respect to Class A Common on February 14, 1992 and amended on February 16, 1993 by Amendment No. 1 and amended and restated on February 14, 1994 by Amendment No. 2, and amended on February 13, 1995 by Amendment No. 3 (the "Schedule 13G") reported that Fidelity Management & Research Company ("Research"), a wholly owned subsidiary of FMR Corp. ("FMR"), is the beneficial owner of 914,766 shares of Class A Common or 12.60% of the Class A Common outstanding on December 31, 1994 as a result of acting as investment adviser to several investment companies registered under the Investment Company Act of 1940. The Schedule 13G also reported that Fidelity Management Trust Company ("Trust"), a wholly owned subsidiary of FMR, is the beneficial owner of 246,203 shares of Class A Common or 3.39% of the Class A Common outstanding on December 31, 1994 as a result of its serving as investment manager of several institutional accounts. Each of Trust and its parent, FMR, has dispositive power over the 246,203 shares beneficially owned by Trust, and Trust has the power to vote or direct the voting of such 246,203 shares, while FMR has the power to vote or direct the voting of 228,803 of such shares. The Schedule 13G also reported that Fidelity International Limited ("FIL") is the beneficial owner of 800 shares of Class A Common as a result of its investment advisory and management services to a number of non-U.S. investment companies, and a partnership controlled by Edward C. Johnson

                                       10

    3rd, Chairman of FMR and FIL, and members of his family owns shares of FIL voting stock with the right to cast approximately 47.22% of the total votes which may be cast by all holders of FIL voting stock. While the Schedule 13G reported that FIL is a corporation independent of FMR and its affiliates, the Schedule 13G also indicated that each of FIL and FMR has voting and dispositive power over the 800 shares beneficially owned by FIL. In addition, the Schedule 13G reported that while Mr. Johnson has dispositive power over the 1,161,769 shares of Class A Common, the power to vote or direct the voting of 1,160,969 of such shares (the 914,766 shares beneficially owned by Research plus the 246,203 shares beneficially owned by Trust) resides with Fidelity Funds. FMR (through its control of Research) and Fidelity Funds each has power to dispose of the 1,160,969 shares. While Mr. Jones, a director of the Company, is a trustee of Fidelity Funds, he has not exercised and does not presently intend to exercise any voting or investment power over any of the shares of Class A Common beneficially owned by FMR, Research, FIL or Trust.

(5) Clara Taplin Rankin, Frank E. Taplin, Jr., and Thomas E. Taplin are co-settlors of a trust holding an aggregate of 42,000 shares of Class A Common and 21,000 shares of Class B Common, in which each retains a reversionary interest with respect to 14,000 of such shares of Class A Common and 7,000 of such shares of Class B Common. The Class B Common held by the foregoing trust is subject to the Stockholders' Agreement described in note (3).

(6) Represents shares in certain trusts of which Mr. Rankin, Jr. became a trustee on February 9, 1994 and March 10, 1994.

(7) Includes the following shares which such persons have, or had, within 60 days after January 15, 1995, the right to acquire upon the exercise of stock options: Mr. Rankin, Jr., 25,000 shares of Class A Common; Mr. O'Brien, 4,000 shares of Class A Common; and all executive officers, directors and nominees for director of the Company as a group, 30,800 shares of Class A Common.

(8) Includes the following shares as to which such persons disclaim beneficial ownership: Mr. O'Brien, 1,200 shares of Class A Common owned by members of his family; and all executive officers, directors and nominees for director of the Company as a group, 1,450 shares of Class A Common and 125 shares of Class B Common owned by members of the families of certain executive officers.


     Frank E. Taplin, Jr. and Thomas E. Taplin are brothers, and Clara Taplin Rankin is their sister. Britton T. Taplin is the son of Thomas E. Taplin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing table equals 1,919,531 shares or 26.44% of Class A Common and 1,047,468 shares or 60.81% of Class B Common outstanding on January

15, 1995. The combined beneficial ownership of all directors of the Company, together with Clara Taplin Rankin, Thomas E. Taplin and all of the executive officers of the Company whose beneficial ownership of Class A Common and Class B Common (including shares which would be held by such executive officers if they exercised certain stock options) must be disclosed in the foregoing table in accordance with Rule 13d-3 under the Exchange Act, equals 1,960,167 shares or 27.00% of Class A Common and 1,060,338 shares or 61.56% of Class B Common outstanding on January 15, 1995 (including shares which would be outstanding if certain stock options were exercised by such executive officers). Such shares of Class A Common and Class B Common represent 51.31% of the combined voting power of all Class A Common and Class B Common outstanding on such date (including those shares which would be outstanding if the stock options referred to above were exercised).

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Nominating, Organization and Compensation Committee (the "Nominating and Compensation Committee"). During 1994, the members of the Audit Committee were Owsley Brown II (beginning February 9, 1994), Robert M. Gates, E. Bradley Jones (Chairman), Dennis W. LaBarre, John C. Sawhill, Britton T. Taplin (beginning August 10,
1994) and Richard B. Tullis (through May 11, 1994), and the members of the Nominating and Compensation Committee were John J. Dwyer (Chairman), Robert M. Gates, Dennis W. LaBarre, Alfred M. Rankin (through January 23, 1994) and John
C. Sawhill. The other standing committees of the Board of Directors are the Executive Committee, which during 1994 was comprised of John J. Dwyer, E. Bradley Jones, Dennis W. LaBarre, Alfred M. Rankin (through January 23, 1994), Alfred M. Rankin, Jr. (Chairman, beginning May 11, 1994), Ward Smith (Chairman, through May 11, 1994) and Richard B. Tullis (through May 11, 1994), and the Finance Committee, which during 1994 was comprised of Owsley Brown II, Dennis W. LaBarre, Alfred M. Rankin (through January 23, 1994), Alfred M. Rankin, Jr., John C. Sawhill (Chairman), Ward Smith (through May 11, 1994) and Richard B. Tullis (through May 11, 1994).

     The Audit Committee held four meetings in 1994. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee discusses with the internal auditors and the independent public accountants the overall scope and specific plans for their respective audits. The Audit Committee meets regularly with the Company's internal auditors and independent public accountants to discuss the results of their respective examinations, their evaluations of the Company's internal controls, and the Company's financial reporting.

     The Nominating and Compensation Committee held five meetings in 1994. The Nominating and Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers all benefit plans, and grants stock options. The Nominating and Compensation Committee also reviews and recommends to the Board of Directors criteria for membership to the Board of Directors, reviews and recommends to the Board of Directors the optimum number and qualifications of directors believed to be desirable, has established and monitors a system to receive suggestions for nominees to directorships of the Company, and identifies and recommends to the Board of Directors specific candidates for membership to the Board of Directors.

     The Finance Committee held four meetings in 1994. The Finance Committee reviews the financing and risk management strategies of the Company and its principal subsidiaries and makes recommendations to the Board of Directors on all matters concerning finance.

     The Executive Committee held no meetings in 1994. The Executive Committee may exercise all of the powers of the Board of Directors in the management and control of the business of the Company during the intervals between meetings of the Board of Directors.

     The Board of Directors held five meetings in 1994. All of the incumbent directors attended at least 75% percent of the total meetings held by the Board of Directors and by the committees on which they served during 1994, except for Owsley Brown II and Frank E. Taplin, Jr., and E. Bradley Jones who is not standing for reelection.

COMPENSATION OF DIRECTORS

     Each director who is not an officer of the Company or its subsidiaries receives a retainer of $26,400 for each calendar year for service on the Board of Directors and on subsidiary boards of directors. In addition, each such director receives $500 for attending each meeting of the Board of Directors and each meeting of a committee thereof, as well as for each meeting of a subsidiary board of directors or committee thereof on which such director serves. Such fees for attendance at board meetings and committee meetings may not exceed $1,000 per day. In addition, the chairman of each committee of the Board of Directors and the subsidiary boards of directors receives $4,000 for each calendar year for service as committee chairman. Under the Company's Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan"), each director who is not an officer of the Company or its subsidiaries receives a portion of his annual retainer equal to $12,000 in shares of Class A Common. These shares may not be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than (a) by will or the laws of descent and distribution, (b) pursuant to a qualifying domestic relations order, or (c) to a trust for the benefit of the director, or his spouse, children or grandchildren. The foregoing restrictions on transfer lapse upon the earliest to occur of (i) the date which is ten years after the last day of the calendar quarter for which such shares were earned, (ii) the date of the death or permanent disability of the director, (iii) five years (or earlier with the approval of the Board of Directors) from the date of the retirement of the director from the Board of Directors of the Company and (iv) the date that a director is both retired from the Board of Directors of the Company and has reached 70 years of age. In addition, each director has the right under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his annual retainer, meeting attendance fees and any committee chairman's fee. These shares would not be subject to the foregoing restrictions.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth the annual, long-term and all other compensation for services in all capacities to the Company of the five persons who were, as of December 31, 1994, the Named Executive Officers of the Company and its principal subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG"), The North American Coal Corporation ("North American Coal"), and Hamilton Beach/Proctor-Silex, Inc. ("Hamilton Beach/Proctor-Silex"). George C. Nebel resigned as President and Chief Executive Officer of Hamilton Beach/Proctor-Silex effective February 28, 1995.


                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-
                                                                                            TERM
                                                   ANNUAL COMPENSATION                    COMPEN-
                                       --------------------------------------------        SATION
                                                                             OTHER        PAYOUTS          ALL
                                                                            ANNUAL        --------        OTHER
                                                                            COMPEN-         LTIP         COMPEN-
          NAME &           FISCAL       SALARY            BONUS             SATION        PAYOUTS         SATION
    PRINCIPAL POSITION      YEAR         ($)               ($)                ($)          ($)(4)          ($)
    ------------------    -------      --------          --------           -------       --------       --------
Alfred M. Rankin, Jr.       1994       $625,400(1)       $947,192(2)(3)          --             --       $478,089(5)(6)
  Chairman, President       1993       $599,900(1)       $149,600(2)(3)          --             --       $ 40,025(5)
  and Chief Executive       1992       $570,600(1)       $226,264(2)(3)          --             --       $ 37,370(5)
  Officer of the Company
Reginald R. Eklund          1994       $349,900(1)       $157,001(8)             --             --       $ 38,494(11)
  President and Chief       1993       $333,500(1)(7)    $ 96,274(8)             --             --       $ 24,384(11)
  Executive Officer of      1992       $286,018(1)(7)    $ 86,226(8)        $12,419(9)    $199,986(10)   $ 30,117(11)
  NMHG
George C. Nebel             1994       $367,935(1)       $105,634(12)            --             --       $153,394(13)(14)
  President and Chief       1993       $348,300(1)       $ 37,400(12)            --             --       $      0
  Executive Officer of      1992       $331,740(1)       $ 85,777(12)            --             --       $  9,846(14)
  Hamilton Beach/Proctor-
  Silex
Clifford R. Miercort        1994       $287,740(1)       $143,836(15)            --             --       $ 26,581(16)
  President and Chief       1993       $268,023(1)       $116,650(15)            --             --       $ 19,114(16)
  Executive Officer of      1992       $250,713(1)       $137,173(15)            --             --       $ 17,494(16)
  North American Coal
Frank B. O'Brien            1994       $247,700(1)       $314,210(17)(18)        --             --       $ 43,491(19)
  Senior Vice President -   1993       $217,200(1)       $ 42,300(17)(18)        --             --       $ 13,855(19)
  Corporate Development     1992       $200,000(1)       $ 68,018(17)(18)        --             --       $ 12,835(19)
  and Chief Financial
  Officer of the Company

---------------

 (1) Under current disclosure requirements of the SEC certain of the amounts listed are being reported as "Salary", although the Company considers them as payments of cash in lieu of perquisites, which are at competitive levels as determined by the Company's Nominating and Compensation Committee. For Mr. Rankin, the amounts listed for 1994, 1993 and 1992 include payments of cash in lieu of perquisites of $65,400, $62,900 and $59,600, respectively. For Mr. Eklund, the amounts listed for 1994, 1993 and 1992 include payments of cash in lieu of perquisites of $39,900, $38,500 and $26,014, respectively. For Mr. Nebel, the amounts listed for 1994, 1993 and 1992 include payments of cash in lieu of perquisites of $42,927, $36,300 and $34,740, respectively. For Mr. Miercort, the amounts listed for 1994, 1993 and 1992 include payments of cash in lieu of perquisites of $27,570, $24,690 and $23,630, respectively. For Mr. O'Brien, the amounts listed for 1994, 1993 and 1992 include payments in lieu of perquisites of $27,700, $21,200 and $20,200, respectively.

                                       15

 (2) For Mr. Rankin, the amounts listed for 1994, 1993 and 1992 include payments of cash of $304,383, $149,600 and $200,600 pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan.

 (3) For Mr. Rankin, the amount listed for 1994 includes $642,809 distributed in the form of 7,546 shares of Class A Common and a cash payment in the amount of $225,024; the cash payment is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. The amount listed for 1992 includes $25,664 distributed in the form of 490 shares of Class A Common. These amounts were distributed under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Plan"). Under current disclosure requirements of the SEC these distributions are required to be reported as "Bonus", although the Company considers them to be long-term incentive compensation payouts, since the amounts are distributed largely in the form of Class A Common, the transfer of which is restricted for ten years. See note (1) to the Long-Term Incentive Plans Table on pages 20 and 21 for a further description of the NACCO Long-Term Plan. Mr. Rankin received no award under the NACCO Long-Term Plan for 1993. In 1992, the Company recorded a one-time extraordinary charge to fully accrue for costs imposed on the Company by the Coal Industry Retiree Health Benefit Act of 1992. This legislation requires one of the Company's subsidiaries to incur additional costs for medical expenses of United Mine Worker retirees. The Company's Nominating and Compensation Committee determined that it would be inappropriate to include this non-cash accounting charge, which resulted from an Act of Congress, in determining awards under the NACCO Long-Term Plan.

 (4) See note (3) above and note (18) below.

 (5) For Mr. Rankin, the amounts listed for 1994, 1993 and 1992 include $7,500, $8,994 and $8,728, respectively, consisting of matching contributions by the Company under the NACCO Materials Handling Group, Inc. Profit Sharing Plan (the "NMHG Profit Sharing Plan") (account balances previously credited under The North American Coal Corporation Retirement Savings Plan (the "North American Coal Savings Plan") have been transferred to the NMHG Profit Sharing Plan); and $39,834, $31,031 and $28,642, respectively, consisting of amounts credited and interest under The North American Coal Corporation Deferred Compensation Plan for Management Employees (the "North American Coal Deferred Compensation Plan").

 (6) Effective January 1, 1994, The Retirement Benefit Plan for Alfred M. Rankin, Jr. was converted from a defined benefit plan to a defined contribution plan.

                                       16

     Amounts previously accrued as a defined benefit were converted to present value and were credited to Mr. Rankin's new account. For 1994, the amount listed includes an additional amount of $255,000 which was credited as part of the opening account balance, and a 1994 credit of $175,755 to such Plan by the Company. Mr. Rankin receives no other pension benefit from the Company.

 (7) Prior to September 1992, Mr. Eklund was President and Chief Operating Officer of NMHG. Effective September 9, 1992, Mr. Eklund became President and Chief Executive Officer of NMHG.

 (8) For Mr. Eklund, these amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan.

 (9) The amount listed for 1992 consists of annual interest paid on a $200,000 promissory note previously held by Mr. Eklund (the "Yale Promissory Note"), which note bore interest at a rate equal to a 13-week U.S. Treasury Bill plus 2%, with a cap of 12%, compounded quarterly, which was payable by Yale on February 28, 1995 and which note represented the balance due to Mr. Eklund under the Yale Materials Handling Corporation 1985 Employee Incentive Plan (the "Yale Incentive Plan") that was terminated effective January 1, 1990. The principal and accrued interest of the Yale Promissory Note were prepaid in 1992. See note (10) below.

(10) The amount listed was paid in cash to Mr. Eklund upon the pre-payment of the Yale Promissory Note. See note (9) above.

(11) For Mr. Eklund, the amounts listed include for 1994, 1993 and 1992, $13,270, $15,370 and $14,963, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; for 1992, $9,464 consisting of deferred payments under the Yale Short-Term Incentive Compensation Deferral Plan earned by Mr. Eklund for 1986; and for 1994, 1993 and 1992, $25,224, $9,014 and $5,690, respectively, consisting of credits under the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (the "NMHG Unfunded Benefit Plan").

(12) For Mr. Nebel, these amounts were paid in cash pursuant to the Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan.

(13) For Mr. Nebel, the amount listed includes a cash payment in February 1995 of $114,062 in approximation of the book value appreciation which had been allocated to his account under the Hamilton Beach/Proctor-Silex Long-Term Incentive Compensation Plan (the "Hamilton Beach/Proctor-Silex Long-Term Plan"), payment of which was approved by the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee. Mr. Nebel resigned as President and Chief Executive Officer of Hamilton Beach/Proctor-Silex effective

                                       17

     February 28, 1995. Hamilton Beach/Proctor-Silex has no further obligations to Mr. Nebel under the Hamilton Beach/Proctor-Silex Long-Term Plan.

(14) For Mr. Nebel, the amount listed for 1994 includes a cash payment in March 1995 of $39,332 in accordance with the terms of the Deferred Compensation Plan for George C. Nebel. For 1992, the amount listed consists of reimbursement by Hamilton Beach/Proctor-Silex of relocation expenses.

(15) For Mr. Miercort, these amounts were paid in cash pursuant to The North American Coal Corporation Annual Incentive Compensation Plan.

(16) For Mr. Miercort, the amounts listed for 1994, 1993 and 1992 include $7,500, $8,994 and $8,728, respectively, consisting of contributions by North American Coal under the North American Coal Savings Plan; and $19,081, $10,120 and $8,766, respectively, consisting of amounts credited and interest under the North American Coal Deferred Compensation Plan.

(17) For Mr. O'Brien, the amounts listed for 1994, 1993 and 1992 include payments of cash of $108,126, $42,300 and $59,900 pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan.

(18) For Mr. O'Brien, the amount listed for 1994 includes $206,084 distributed in the form of 2,419 shares of Class A Common and a cash payment in the amount of $72,156; the cash payment is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. The amount listed for 1992 includes $8,118 distributed in the form of 155 shares of Class A Common. These amounts were distributed under the NACCO Long-Term Plan. Under current disclosure requirements of the SEC these distributions are required to be reported as "Bonus", although the Company considers them to be long-term incentive compensation payouts, since these amounts are distributed largely in the form of Class A Common, the transfer of which is restricted for ten years. Mr. O'Brien received no award under the NACCO Long-Term Plan for 1993. See note (3) above and note (1) to the Long-Term Incentive Plans Table on pages 20 and 21 for further descriptions of the NACCO Long-Term Plan.

(19) For Mr. O'Brien, the amounts listed for 1994, 1993 and 1992 include $7,500, $8,994 and $8,728, respectively, consisting of matching contributions by the Company under the NMHG Profit Sharing Plan (account balances previously credited under the North American Coal Savings Plan have been transferred to the NMHG Profit Sharing Plan); $5,935, $4,861 and $4,107, respectively, consisting of amounts credited and interest under the North American Coal Deferred Compensation Plan; $16,549, $0 and $0, consisting of contributions by

                                       18

     the Company under the NMHG Profit Sharing Plan; and $13,507, $0 and $0, consisting of credits by the Company under the NMHG Unfunded Benefit Plan.


STOCK OPTION GRANTS

     The Company did not grant any stock options under the Company's 1975 Stock Option Plan or 1981 Stock Option Plan (the "Stock Option Plans") during the fiscal year ended December 31, 1994 to any person, including the Named Executive Officers. The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information for the fiscal year ended December 31, 1994 with respect to the exercised and unexercised options to purchase the Company's Class A Common and Class B Common granted to the Named Executive Officers in prior years under the Stock Option Plans.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SHARES
                                                                   UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                SHARES                           OPTIONS AT FISCAL YEAR-END           IN-THE-MONEY OPTIONS
                              ACQUIRED ON         VALUE                   (#) (1)                    AT FISCAL YEAR-END ($)
                               EXERCISE         REALIZED       ------------------------------    ------------------------------
          NAME                  (#) (1)            ($)          EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------    -------------    -------------    -------------    -------------    -------------    -------------
Alfred M. Rankin, Jr.             --               --             25,000             --            $320,313            --
Reginald R. Eklund                --               --               --               --               --               --
George C. Nebel                   --               --               --               --               --               --
Clifford R. Miercort              --               --               --               --               --               --
Frank B. O'Brien                  --               --              4,000             --             $65,500            --

---------------

(1) Shares of Class A Common.


LONG-TERM INCENTIVE PLANS

     The following table sets forth information concerning awards to the Named Executive Officers for the calendar year 1995, and estimated payouts in the future, under long-term incentive plans of the Company and its principal subsidiaries.


    LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR FOR FUTURE YEARS

                                                       PERFORMANCE OR               ESTIMATED FUTURE PAYOUTS UNDER
                                 NUMBER OF SHARES,      OTHER PERIOD                 NON-STOCK PRICE-BASED PLANS
                                     UNITS OR               UNTIL         --------------------------------------------------
                                   OTHER RIGHTS         MATURATION OR       THRESHOLD          TARGET             MAXIMUM
            NAME                     ($ OR #)              PAYOUT           ($ OR #)          ($ OR #)           ($ OR #)
----------------------------    -------------------    ---------------    -------------    ---------------     -------------
Alfred M. Rankin, Jr.                   (1)                  (1)               (1)                   (1)            (1)
Reginald R. Eklund (2)                  --                   --                --                    --             --
George C. Nebel (3)                     --                   --                --                    --             --
Clifford R. Miercort (4)             $161,368              5 years             $0             $ 161,368             (4)
Frank B. O'Brien                        (5)                  (5)               (5)                   (5)            (5)

---------------

(1) Under the NACCO Long-Term Plan for 1995, participants are granted dollar-denominated target awards and receive distributions of (a) a payout of part or none of such award in 1996 based upon the Company's consolidated adjusted return on equity performance against a pre-established target (the "Base Year Award"), and (b) a payout of part or none of such award (the "Consistent Performance Award") in 1998 based upon the Company's average consolidated adjusted return on equity performance for the three years beginning with 1995 against the same pre-established long-term return on equity performance target, which generally does not change from year to year. There is no Consistent Performance Award if the Company's three-year average consolidated adjusted return on equity is at or below target. The Base Year Award can equal up to 200% of the target award and the Consistent Performance Award can equal up to 66.5% of the Base Year Award. Sixty-five percent of all payouts are distributed in shares of Class A Common, with the number of shares based upon the average closing price of Class A Common on the New York Stock Exchange at the end of each week during 1995 (in the case of the Base Year Award) or 1997 (in the case of the Consistent Performance Award). The shares of Class A Common are fully vested but may not be transferred until the earlier of December 31, 2005, the participant's death or disability, or five years after retirement. A participant may also request at any time after three years that the Company's Nominating and Compensation Committee authorize the lapse of restrictions on up to 20% of shares issued under the NACCO Long-Term Plan for the purchase of a principal residence or payments of certain medical or educational expenses. Because the total value of an award is currently taxable as income to the participant, the balance of the award is paid in cash in an amount which is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

    The target award for Mr. Rankin for 1995 recommended by the Company's Nominating and Compensation Committee under the NACCO Long-Term Plan is

                                       20

    $607,400. Under current SEC disclosure requirements any Base Year Award would be considered as a short-term bonus and be reported under the "Bonus" column of the Summary Compensation Table on page 15, although the Company considers all distributions under the NACCO Long-Term Plan as long-term incentive compensation, since the amounts under such plan are distributed largely in the form of Class A Common, the transfer of which is restricted for ten years, as described above.

    There is no way to determine the actual maximum value of any award at the end of the ten year term due to the variability of the value of the Class A Common. The maximum number of shares of Class A Common which may be issued under the NACCO Long-Term Plan is 300,000.

(2) Mr. Eklund is a participant in the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the "NMHG Long-Term Plan"). Under the NMHG Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the NMHG Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. Mr. Eklund was previously awarded 65,000 book value appreciation units effective on January 1, 1990, which units will vest on December 31, 1999, 21,690 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002, and 100,403 book value appreciation units effective January 1, 1994, which units will vest on December 31, 2003.

(3) Mr. Nebel was a participant in the Hamilton Beach/Proctor-Silex Long-Term Plan until his resignation effective February 28, 1995. Under the Hamilton Beach/Proctor-Silex Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the

                                       21

    event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. Mr. Nebel was previously awarded 84,321 book value appreciation units effective on January 1, 1993, which units would have vested on December 31, 2002, and 69,175 book value appreciation units effective January 1, 1994, which units would have vested on December 31, 2003. Effective with Mr. Nebel's resignation from the company, the book value units previously issued to Mr. Nebel under the Hamilton Beach/Proctor-Silex Long-Term Plan were canceled. See note (13) to the Summary Compensation Table on page 17 and 18.

(4) Effective on January 1, 1990, Mr. Miercort was awarded the right to participate in The North American Coal Corporation Value Appreciation Plan (the "North American Coal Long-Term Plan") at a rate equal to a specified percentage of his salary range midpoint, as determined by the North American Coal Nominating, Organization and Compensation Committee. When the North American Coal Long-Term Plan was adopted, the North American Coal Nominating, Organization and Compensation Committee set net income appreciation goals which are based upon achieving underlying year-by-year targets for each year during the term of the Plan. These goals are adjusted each year for inflation and to take into account any "new projects" initiated in the interim. Once a plan year is completed, the actual net income during that plan year is measured against the adjusted net income goal for that plan year to determine the annual net income appreciation of current and new projects (the "Annual Factor"). Similarly, actual cumulative net income for the term of the Plan to date is measured against the cumulative adjusted net income goals to date to determine the cumulative net income appreciation of current and new projects (the "Cumulative Factor") against the ten-year target.

                                       22

    When the Plan was adopted, the Committee also set a goal for the cumulative net income appreciation due to new projects over the term of the Plan. At the end of each plan year, the present value of expected cumulative net income appreciation of all new projects initiated during that year is measured against the cumulative new project goal to determine the net income appreciation due to the acquisition of new projects (the "New Project Factor"). In addition, if it is determined in any plan year (an "Adjustment Year") that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year's New Project Factor will reduce the New Project Factor in the Adjustment Year (the "New Project Adjustment"). If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year.

    At the start of each year during the ten-year term of the Plan, a target award is set for each participant as a percentage of salary midpoint. The amount shown for Mr. Miercort represents the target award which is based upon his salary range midpoint for 1995. Following the end of the year, this target amount is adjusted by the Annual Factor, the Cumulative Factor and the New Project Factor. In addition, the New Project Adjustment is made, if applicable. Target amounts as so adjusted are credited or debited to an account for the benefit of the participant, which earns interest based upon the average monthly rate of ten-year U.S. Treasury Bonds. All amounts in these accounts vest at the rate of 10% each year, and become fully vested on December 31, 1999. Vested amounts are payable in cash on the earlier of December 31, 1999, or the participant's death, disability, retirement or other reasons within the discretion of the North American Coal Nominating, Organization and Compensation Committee. Earlier payments of vested amounts may be permitted within the discretion of the North American Coal Nominating, Organization and Compensation Committee in the event of a financial hardship or unforeseen financial emergency.

(5) The target award for Mr. O'Brien for 1995 recommended by the Company's Nominating and Compensation Committee under the NACCO Long-Term Plan is $203,700. See note (1) above for a description of the NACCO Long-Term Plan.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Company's Board of Directors and the Nominating, Organization and Compensation Committees of the Company's subsidiary boards of directors (collectively, the "Compensation Committee") have furnished the following report on executive compensation. The members of the Nominating and Compensation Committee for 1994 were John J. Dwyer (Chairman), Robert M. Gates, Dennis W. LaBarre, Alfred M. Rankin (through January 23, 1994)
and John C. Sawhill. The members of the Nominating, Organization and Compensation Committees of the Company's principal subsidiaries, NMHG, North American Coal and Hamilton Beach/Proctor-Silex consist of these individuals, as well as Alfred M. Rankin, Jr. and Ward Smith, retired Chairman of the Board of the Company (through May 11, 1994). Mr. Rankin, Jr. is not a member of the Nominating and Compensation Committee of the Company, and his participation in this report is limited to the portions of the report relating to the Company's subsidiaries. In addition, Martin Naughton, a director of Hamilton Beach/Proctor-Silex, is a member of the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee and his participation in this report is limited to the portions of the report relating solely to Hamilton Beach/Proctor-Silex.

COMPENSATION POLICY

     The guiding principle of the executive compensation program of the Company and its subsidiaries in recent years has been the maintenance of a strong link between an executive officer's compensation and individual performance and the performance of the Company or the subsidiary for which the executive officer has responsibility. Comprehensively defined target total compensation is established for each executive officer position following rigorous evaluation standards to ensure internal equity. Such total compensation is targeted explicitly in dollar terms as the sum of base salary plus perquisites, short-term incentives and long-term incentives. While the Company offers opportunities for its executive officers to earn truly superior compensation for outstanding results, this link includes significantly reduced compensation for weak results.

     In accordance with the foregoing philosophy, the Compensation Committee approves a mix of base salaries and incentive plans for each executive officer such that base salary levels are at levels appropriate to allow incentive plans to serve as significant motivating factors. Base salary and incentive compensation levels for each officer are based upon the recommendations of the Company's independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of industries, as well as an understanding of the Company's philosophy, as summarized above. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of executive officers with the long-term interests of stockholders by basing a substantial portion of the incentive compensation package upon return on equity performance and book value appreciation rather than on cyclical movements in stock price. Finally, target levels of perquisites for executive officers are converted into fixed dollar amounts and paid in cash, an approach which recognizes that perquisites are largely just another form of compensation, albeit separate and distinct from salary and incentive compensation.

     The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. If management ultimately determines that any changes in the federal income tax laws significantly diminish or otherwise undercut the incentives intended to be created by the Company's long-term incentive compensation plan, the Company may reconsider its previously announced intention to not make further awards under its Stock Option Plans.

     In sum, the executive compensation program at the Company and its subsidiaries is designed to reward executive officers with competitive total compensation for achievement of specific corporate and individual goals, while at the same time making them long-term stakeholders in the Company. In years such as 1992 and 1993 when the Company had lower financial results, payouts under the incentive elements of the Company's compensation plans will reflect these results. In years such as 1994, however, where the Company has improved financial results, payouts under the incentive elements of the Company's compensation plans will be greater. The Company believes that over time the program will encourage executive officers to earn incentive pay significantly greater than 100% of target by delivering outstanding managerial performance.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company will be denied deductions in certain circumstances for compensation paid to the chief executive officer and the other four most highly compensated executive officers to the extent that the compensation for any of such individuals exceeds one million dollars for the taxable year. In response to this law and the revised proposed regulations promulgated thereunder, the Compensation Committee has taken steps under the NACCO Long-Term Plan for 1994 and thereafter so that payouts on awards made under the Plan for these years should not count towards the one million dollar cap which the law imposes for purposes of federal income tax deductibility. The Compensation Committee intends to consider other changes in the Company's executive compensation programs, where it makes sense to do so and is consistent with the Company's compensation objectives, as may be necessary from time to time to preserve the deductibility of compensation awards.

EXECUTIVE COMPENSATION AND COMPANY PERFORMANCE

     The three main elements of the Company's executive compensation program - base salary, short-term incentive compensation and long-term incentive compensation

- are carefully reviewed by the Compensation Committee as to their relationship to the performance of the Company and its subsidiaries.

     Base Salary. To assist the Compensation Committee in fixing base salary levels which are at adequately competitive levels, an independent outside consultant analyzes a survey of a broad group of domestic industrial organizations from all segments of industry ranging in size from under $150 million to over $5 billion in annual revenues. Organizations participate in the survey based upon their voluntary submission of data to the independent consultant as well as their ability to pass the consultant's quality assurance controls. For 1995, participants included 387 parent organizations and 630 independent operating units. From those studies the consultant derives a mean salary level for each executive officer position at the Company and its principal subsidiaries and provides that information to the Compensation Committee. All information provided to the Compensation Committee is on an industry-wide basis as opposed to a comparison with individual companies that may compete with the Company and its principal subsidiaries. The Compensation Committee uses the mean, or salary midpoint ("Salary Midpoint"), for purposes of determining the salary range for each executive officer. The Compensation Committee then sets the salary for each executive officer, which is within the salary range, and is dependent upon additional factors such as the executive officer's performance.

     Because the Compensation Committee uses Salary Midpoints based on industry-wide studies, there is no meaningful relationship between executive salary levels of each subsidiary determined by the Compensation Committee and the executive salary levels of the companies that make up the S&P Diversified Machinery Index. That index, which is used by the Company as the published industry index for comparison to the Company's stock price performance, was chosen because NMHG is the largest subsidiary in terms of asset value and revenues.

     Short-Term Incentive Compensation. At the beginning of 1994, the Compensation Committee adopted target performance levels for net income, return on equity, market share, sales development, return on tangible assets employed and support costs (depending on the business unit) for that year. The short-term incentive plans for the Company and its subsidiaries essentially follow the same basic pattern for award determination. Performance targets are established within the Compensation Committee's discretion, and are generally based upon management's recommendations as to the performance objectives of the particular business for the year. Target awards for executive officers are established at specified percentages of each individual's Salary Midpoint. The actual incentive compensation pool available for distribution is determined at the end of each fiscal year based on actual performance by the business unit as measured against specific target performance levels for the Company and each subsidiary established at the beginning of the year by the Compensation Committee.

     Final awards for each individual are based on the individual's target award, adjusted for performance by the business unit against the established targets and for performance by the individual against individual goals. The Compensation Committee, in its discretion, may also increase or decrease awards by up to 10%, and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards. In no event will short-term incentive payments exceed 150% of the target amount.

     The short-term annual incentive plans of the Company and its subsidiaries provide target compensation of 30 to 50% of Salary Midpoint, depending on the executive officer's position and subsequent performance during the fiscal year. Although it varies by business unit, target awards generally are tied to the annual operating and financial targets for the particular business unit, and in most cases, to longer-term objectives such as long-term return on equity performance targets for the business unit.

     Long-Term Incentive Compensation. For 1994, the long-term incentive compensation plans for the Company and its subsidiaries, established at target performance levels by the Compensation Committee, were designed to provide the equivalent of 20 to 95% of Salary Midpoint (unless the amount is currently taxable, in which case the targets are adjusted accordingly).

     The Company's long-term incentive compensation plan uses the Company's consolidated adjusted return on equity as a measure of incentive compensation. The consolidated adjusted return on equity target was established by the Compensation Committee, and was set at a level believed to provide an appropriate measure of stockholder protection. Target awards are set based on a percentage of each executive officer's Salary Midpoint, and for 1994 were adjusted as of year's end based upon the Company's consolidated adjusted return on equity for 1994. For 1995, participants have been granted target awards and may receive (a) payouts of part or none of the Base Year Award in the following year based upon the Company's consolidated adjusted return on equity performance against a pre-established target, and (b) payouts of part or none of the Consistent Performance Award in 1998 based upon the Company's average consolidated adjusted return on equity for the three-year period ending in 1997 against the same pre-established long-term return on equity performance target, which generally does not change from year to year. Sixty-five percent of the award is distributed in shares of Class A Common, the transfer of which is restricted until December 31, 2005, with the number of shares awarded being based on the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the appropriate year. An average price mechanism, rather than year-end price or price on the date of payment, is used in determining the number of shares to be awarded because the Compensation Committee believes that valuation at a single point in time in a year is likely to lead to inappropriate results. The balance of the award is paid in cash and is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. The Compensation Committee believes that these incentive compensation plan awards promote a long-term focus on the profitability of the Company because although a recipient receives a payout after one year in some cases, he is effectively required to invest that payout in the Company for a ten-year period. This is because the shares distributed may not be transferred for ten years. During the restriction period, the ultimate value of a payout is subject to change based upon the value of the Class A Common. The value is enhanced as the value of the Class A Common appreciates (or is decreased as the value of the Class A Common is reduced), and thus such awards provide the recipient with an incentive over the ten-year period to increase the value of the Company, to be reflected in the increased value of the Class A Common. However, in accordance with current SEC disclosure requirements the Base Year Awards are deemed to be annual payments and are consequently disclosed under the "Bonus" column of the Summary Compensation Table on page 15, together with the short-term compensation awards described above.

     The subsidiaries' long-term incentive compensation plans are linked to future performance of the particular business unit. Similar to the Company's long-term incentive plan, each subsidiary plan establishes target awards based on an executive officer's Salary Midpoint. Under the plans at NMHG and Hamilton Beach/Proctor-Silex, the target award is set with the grant of "book value appreciation units." The actual amount paid ten years after the date of original grant depends upon the increase in the book value of the particular business unit over the time period. The North American Coal long-term incentive compensation plan provides for awards of the right to participate in the plan at a rate equal to a specified percentage of the individual's Salary Midpoint. The target amount allocated to a participant is adjusted at the end of each year for the actual net income during that plan year to determine the annual net income appreciation of current and new mining projects against previously set annual targets. Similarly, the target amount is adjusted at the end of each year for the actual cumulative net income for the term of the Plan to date to determine the cumulative net income appreciation of current and new projects against previously set targets. At the end of each plan year, the target amount is also adjusted for the present value of expected cumulative net income appreciation of all new projects initiated during that year to determine the net income appreciation due to the acquisition of new projects against previously set targets. Finally, if it is determined in any plan year that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project will reduce the new project adjustment in that year. If the new project adjustment is large enough, it is possible for participants to receive negative awards in a given year. Amounts credited under the North American Coal plan vest at the rate of 10% for each year following the effective date of the initial award and are fully vested and paid in cash on December 31, 1999.

     The long-term incentive plans at the Company and its subsidiaries generally require long-term commitment on the part of the Company's executive officers, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the enterprise for an extended period to strengthen the tie between stockholders' and executive officers' long-term interests. The ultimate compensation purpose of such long-term incentive plans is to enable executive officers to accumulate capital through future managerial performance which contributes to the future success of the Company's businesses.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation awarded to the Company's chief executive officer reflects the basic philosophy generally discussed above that compensation for all employees should be based on Company and individual performance.

     The Compensation Committee considered that in 1994 the Company achieved record sales due to the solid foundation laid under Mr. Rankin's leadership over prior years when earnings, and accordingly incentive compensation levels, were significantly lower. In addition, during 1994, the Company made significant progress toward its strategic objectives, including the overall strengthening of its management teams, significantly improved earnings and the repositioning of the Company's businesses for enhanced long-term competitive advantage. Finally, the financial strength of the Company continues to be enhanced by further reductions of debt and significant progress in achieving the objective of debt-to-total capitalization of 35%.

     In recognition of these accomplishments, the Compensation Committee increased Mr. Rankin's base salary approximately six and one-half percent in 1994 over his 1993 base salary. With respect to incentive compensation, Mr. Rankin's 1994 awards under the Company's short-term and long-term incentive compensation plans were determined in the same manner as for all other participants in those plans. The Compensation Committee considered the achievement of the Company's financial objectives as well as Mr. Rankin's contribution to the implementation of the Com-pany's overall strategic plans. Because there was substantial improvement in 1994 in most of the primary markets of the Company and its subsidiaries and because the performance of the Company and its subsidiaries has begun to show the benefits of the strategic foundations put in place over the past several years, actual awards for 1994 were above targeted levels. The Compensation Committee established Mr. Rankin's short-term incentive compensation participation for 1994 at 50% of his Salary Midpoint. Because the actual performance of the Company in terms of consolidated adjusted return on equity, and the performance of certain subsidiaries, in terms of net income, market share and other strategic factors, was above targeted levels of performance, the pool available for annual incentive awards to all plan participants was 111.70% of target level. Accordingly, for 1994 Mr. Rankin received 111.70% of his annual incentive award target. The long-term award targeted for Mr. Rankin in 1994 by the Compensation Committee was 109.25% of his Salary Midpoint (adjusted from 95%, to take into consideration the fact that the award is currently taxable to Mr. Rankin). Since the Company's consolidated adjusted return on equity was above the target return provided for by the NACCO Long-Term Plan, Mr. Rankin received a long-term incentive award for 1994 which was 107.98% of his targeted amount, or 117.97% of his Salary Midpoint.

            JOHN J. DWYER, CHAIRMAN            JOHN C. SAWHILL
            ROBERT M. GATES                    ALFRED M. RANKIN, JR.*
            DENNIS W. LABARRE                  MARTIN NAUGHTON**

 * Mr. Rankin is a member of the compensation committees of the Company's principal subsidiaries only.

** Mr. Naughton is a member of the Hamilton Beach/Proctor-Silex compensation committee only.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dennis W. LaBarre, a director and member of the compensation committees of the Company and its principal subsidiaries, is a partner in the law firm of Jones, Day, Reavis & Pogue. Such firm provided legal services on behalf of the Company during 1994 on a variety of matters, and it is anticipated that such firm will provide such services in 1995.

     Alfred M. Rankin, Jr., a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is Chairman, President and Chief Executive Officer of the Company.

     Martin Naughton, a director and member of the compensation committee of Hamilton Beach/Proctor-Silex, is Chairman and Chief Executive of Glen Dimplex, an unlimited corporation organized under the laws of the Republic of Ireland, which indirectly owns 20% of Hamilton Beach/Proctor-Silex.

STOCK PRICE PERFORMANCE PRESENTATION

     The following graphs compare the Company's total annual stock price performance on Class A Common against the total stock price performance of the S&P 500 Composite Stock Index and the S&P Diversified Machinery Composite Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.

     In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 1990 (base point December 31, 1989) and ending December 31, 1994.

                      1990-1994 STOCK PRICE PERFORMANCE
                                   GRAPH 1
(In Dollars)
              NACCO           S&P 500           S&P Diversified Machinery
              -----           -------           -------------------------
1989            $100            $100                    $100
1990             $55             $97                     $86
1991             $88            $126                    $103
1992             $97            $136                    $105
1993             $98            $150                    $155
1994             $93            $152                    $151

Assumes $100 invested at December 31, 1989 with dividends reinvested


     The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company's stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company's stock and the level of the composite indices. The Company, therefore, has provided Graph 2 which compares the returns for the Company and the S&P 500 Composite Stock Index based on the average stock price for the year computed on a monthly basis using the high and low price for each month (portrayed by the data presented in bold type) compared with the corresponding information from Graph 1 which is based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the same period as in Graph 1.

                      1990-1994 STOCK PRICE PERFORMANCE
                                   GRAPH 2
(In Dollars)
                                             NACCO               S&P 500
          NACCO         S&P 500        (Monthly Average)    (Monthly Average)
          -----         -------        -----------------    -----------------
1989        $100          $100               $100                   $100
1990         $55           $97               $113                   $107
1991         $88          $126               $103                   $125
1992         $97          $136               $113                   $142
1993         $98          $150               $118                   $159
1994         $93          $152               $134                   $166

     Assumes $100 invested at December 31, 1989 with dividends reinvested
      Monthly average data is based on the high/low price for each month


     The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. Accordingly, the long-term incentive compensation plans of the Company and its subsidiaries are linked to values reflecting long-term operating and financial achievement, not short-term stock price fluctuations, as further described in the "Report of the Compensation Committee on Executive Compensation - Executive Compensation and Company Performance - Long-Term Incentive Compensation" on pages 27 to 29. The Company, therefore, has included Graph 3 which compares the 10-year returns for the Company and the S&P 500 Composite Stock Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1985 (base point December 31, 1984) and ending December 31, 1994.

                      1985-1994 STOCK PRICE PERFORMANCE
                                   GRAPH 3
(In Dollars)
              NACCO (Monthly Average)           S&P 500 (Monthly Average)
              -----------------------           -------------------------
1984                    $100                            $100
1985                    $120                            $120
1986                    $170                            $158
1987                    $173                            $196
1988                    $204                            $189
1989                    $305                            $237
1990                    $344                            $254
1991                    $316                            $296
1992                    $345                            $337
1993                    $359                            $376
1994                    $409                            $394

     Assumes $100 invested at December 31, 1984 with dividends reinvested
      Monthly average data is based on the high/low price for each month





     The following table contains the annual returns expressed in percentages for the indices set forth in the preceding graphs.

      ANNUAL RETURNS OF INDICES INCLUDED ON STOCK PRICE PERFORMANCE GRAPHS

                        YEAR-END CLOSING PRICE
               ----------------------------------------      AVERAGE OF MONTHLY HIGH
                                              S&P 500             AND LOW PRICE
                                             DIVERSIFIED    -------------------------
   YEAR          NACCO         S&P 500       MACHINERY        NACCO         S&P 500
-----------    ----------     ----------     ----------     ----------     ----------
   1985                                                        20.40%         20.32%
   1986                                                        40.96%         30.91%
   1987                                                         1.80%         24.24%
   1988                                                        17.87%         -3.41%
   1989                                                        49.86%         25.42%
   1990          -44.70%         -3.10%        -13.74%         12.60%          7.35%
   1991           59.29%         30.47%         18.87%         -8.16%         16.34%
   1992           10.38%          7.62%          2.04%          9.38%         13.76%
   1993            0.84%         10.08%         48.07%          4.05%         11.61%
   1994           -4.95%          1.32%         -2.66%         13.84%          4.73%

PENSION PLANS

NACCO INDUSTRIES PENSION PLANS

     Effective as of December 31, 1993, the defined benefit plans (qualified and nonqualified) of the Company were permanently frozen for all participants. As of that date the annual pension benefit for Mr. O'Brien, based on compensation and service through December 31, 1993, which would be payable on a straight life annuity basis at normal retirement age (age 65), was $47,896.20. This frozen accrued benefit is increased at the rate of 4% per year under the nonqualified plan and is offset by a percentage of the benefits payable from Social Security. Mr. Rankin does not participate in any pension plans other than as disclosed in Notes (5) and (6) to the Summary Compensation Table on pages 16 and 17.

HAMILTON BEACH/PROCTOR-SILEX PENSION PLANS


     Mr. Nebel was covered by the non-contributory defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex. Each year, effective as of January 1, 1992, Hamilton Beach/Proctor-Silex credits an amount to a notional account for each covered employee equal to the sum of (1) the employee's total compensation (including bonuses and salary deferrals for such year) multiplied by a percentage factor plus (2) the employee's compensation in excess of Social Security Wage Base multiplied by a percentage factor. For 1994, the percentage factors (which vary according to an employee's age) are determined under the following table:

                                  PERCENTAGE OF
          PERCENTAGE OF      COMPENSATION EXCEEDING
 AGE      COMPENSATION      SOCIAL SECURITY WAGE BASE
------    -------------     -------------------------
0-34           2.40%                   2.40%
35-39          2.80%                   2.80%
40-44          3.40%                   3.40%
45-49          4.20%                   4.20%
50-54          5.20%                   5.20%
55-59          6.40%                   5.70%
60+            7.60%                   5.70%

     Each year until the employee's normal retirement date (generally age 65), the notional account balances are credited with interest equal to 1% above the one-year Treasury Bill rate (with a minimum of 5% and a maximum of 12%). The notional account balances are paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments.

     Mr. Nebel resigned as President and Chief Executive Officer of Hamilton Beach/Proctor-Silex effective February 28, 1995, prior to having vested. Therefore, his estimated annual pension benefit under the cash balance plans is $0.

NORTH AMERICAN COAL PENSION PLANS


     The following table sets forth the estimated maximum annual benefits under the North American Coal defined benefit pension plans (both qualified and non-qualified) which would be payable on a straight life annuity basis, in various compensation classifications upon retirement at age 65, after selected periods of service:

  FINAL
 AVERAGE                           YEARS OF SERVICE AT RETIREMENT
ANNUAL PAY     ----------------------------------------------------------------------
  AGE 65        15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
----------     ----------     ----------     ----------     ----------     ----------
 $125,000       $ 28,177       $ 37,569       $ 46,961       $ 56,353       $ 59,478
  150,000         34,177         45,569         56,961         68,353         72,103
  175,000         40,177         53,569         66,961         80,353         84,728
  200,000         46,177         61,569         76,961         92,353         97,353
  225,000         52,177         69,569         86,961        104,353        109,976
  250,000         58,177         77,569         96,961        116,353        122,603
  300,000         70,177         93,569        116,961        140,353        147,853
  350,000         82,177        109,569        136,961        164,353        173,103
  400,000         94,177        125,569        156,961        188,353        198,353
  450,000        106,177        141,569        176,961        212,353        223,603

     For computing pension benefits under the North American Coal plans, "Final Average Annual Pay" is based on the average annual earnings for the highest five consecutive years during the last ten years prior to retirement. Earnings include those amounts shown in the "Salary", "Bonus" and "Other Annual Compensation" columns of the Summary Compensation Table on page 15, which are paid to the executive officers, other than amounts which represent severance payments, relocation allowances and other similar fringe benefits. The 1994 earnings of Mr. Miercort that would be taken into account under the plans is $378,712.

     As of December 31, 1994, the number of years of service under the North American Coal plans for Mr. Miercort is 19 years. The benefits under the North American Coal plans for Mr. Miercort are not subject to a Social Security offset.

NMHG PENSION PLANS

     Mr. Eklund has never been covered by any defined benefit pension plan of the Company or its subsidiaries and has no credited years of service under any such plans.

2. CONFIRMATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company recommends a vote for ratification of the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the current year 1995. It is intended that the shares represented by proxies in the enclosed form will be voted for confirmation of Arthur Andersen LLP as the independent certified public accountants, unless contrary instructions are received. It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting must be received at the Company's executive offices on or before December 2, 1995. Such proposals should be submitted by certified mail, return receipt requested, addressed to the Company, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, Attention: Secretary. The Company's Nominating and Compensation Committee will consider stockholder suggestions for nominees for election to the Company's Board of Directors if such suggestions are in writing, set forth the nominee's name, address and ownership of Class A Common and Class B Common, and are accompanied by a resume of the nominee's education and business experience (including directorships, employments and civic activities) and a written consent by the nominee that such nominee is desirous of being considered as a nominee and, if nominated and elected, such nominee will serve as a director. Such suggestions should be submitted in the manner and to the address set forth above and must be received at the Company's executive offices on or before December 31, 1995.

                            SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Class A Common and Class B Common held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     The directors know of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                          CHARLES A. BITTENBENDER
                                          Secretary
Mayfield Heights, Ohio
March 31, 1995

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO FILL OUT, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO HOLD BOTH CLASS A COMMON AND CLASS B COMMON SHOULD FILL OUT, SIGN, DATE AND RETURN BOTH FORMS OF PROXY.

                                        NACCO INDUSTRIES, INC.

                       The undersigned appoints Frank E. Taplin, Jr., Thomas E.
                       Taplin and Alfred M. Rankin, Jr., and each of them, as
                       proxies, with full power of substitution, to vote and
                       act for and in the name of the undersigned as fully
                       as the undersigned could vote and act if personally
       PROXY           present at the annual meeting of stockholders of
                       NACCO Industries, Inc. to be held on May 10, 1995,
                       and at any adjournment or adjournments thereof, as
                       follows and in accordance with their judgment upon
                       any other matter properly presented:
      CLASS A          1. ELECTION OF DIRECTORS
   COMMON STOCK           VOTE FOR                                         WITHHOLD AUTHORITY
SOLICITED ON BEHALF       (except as marked to the contrary below) /  /    to vote for  /  /
      OF THE              the election of the nominees listed below as directors.
 BOARD OF DIRECTORS
                          Owsley Brown II, John J. Dwyer, Robert M. Gates, Leon
                          J. Hendrix, Jr., Dennis W. LaBarre, Alfred M.
 FOR ANNUAL MEETING       Rankin, Jr., Ian M. Ross, John C. Sawhill, Britton T.
    MAY 10, 1995          Taplin and Frank E. Taplin, Jr.

                          (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s)
                                        in the space provided below.)
   PLEASE SIGN, DATE AND
   RETURN YOUR PROXY
   PROMPTLY
   IN THE ENCLOSED        ---------------------------------------------------------
   ENVELOPE
   WHICH REQUIRES NO      2.  Proposal to confirm the appointment of Arthur
   POSTAGE.                   Andersen LLP as independent certified
                              public accountants.
                              FOR / /          AGAINST / /        ABSTAIN / /

                                                    PROXY NO.      SHARES

                           THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY
                       EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE
                       NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF
                       DIRECTORS AND FOR ITEM 2.

                                                    Dated................., 1995

                                                    ............................

                                                    ............................

                                                     (Signature of Stockholder)

                                                    Please sign and date exactly
                                                    as name appears hereon. If
                                                    signing as attorney,
                                                    administrator, executor,
                                                    guardian or trustee, please
                                                    add your title as such.



                                        NACCO INDUSTRIES, INC.

                       The undersigned appoints Frank E. Taplin, Jr., Thomas E.
                       Taplin and Alfred M. Rankin, Jr., and each of them, as
                       proxies, with full power of substitution, to vote and act
   PROXY               for and in the name of the undersigned as fully as the
                       undersigned could vote and act if personally present
                       at the annual meeting of stockholders of NACCO
                       Industries, Inc. to be held on May 10, 1995, and at
                       any adjournment or adjournments thereof, as follows and
                       in accordance with their judgment upon any other matter
   CLASS B             properly presented:
 COMMON STOCK
SOLICITED ON BEHALF    1.  ELECTION OF DIRECTORS
    OF THE                 VOTE FOR                                          WITHHOLD AUTHORITY
BOARD OF DIRECTORS         (except as marked to the contrary below)  / /     to vote for  / /
                           the election of the nominees listed below as directors.

                           Owsley Brown II, John J. Dwyer, Robert M. Gates, Leon
                           J. Hendrix, Jr., Dennis W. LaBarre, Alfred M.
 FOR ANNUAL MEETING        Rankin, Jr., Ian M. Ross, John C. Sawhill, Britton T.
   MAY 10, 1995            Taplin and Frank E. Taplin, Jr.

                           (INSTRUCTION: To withhold authority to vote for any
                                         individual nominee(s), write the name of
                                         such nominee(s) in the space provided
                                         below.)
  PLEASE SIGN, DATE AND
  RETURN YOUR PROXY
  PROMPTLY
  IN THE ENCLOSED          ---------------------------------------------------------
  ENVELOPE
  WHICH REQUIRES NO
  POSTAGE.             2.  Proposal to confirm the appointment of Arthur
                           Andersen LLP as independent certified
                           public accountants.
                           FOR / /          AGAINST / /        ABSTAIN / /

                                                    PROXY NO.      SHARES

                           THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY
                       EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE
                       NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF
                       DIRECTORS AND FOR ITEM 2.

                                                    Dated................., 1995

                                                    ............................

                                                    ............................

                                                     (Signature of Stockholder)

                                                    Please sign and date exactly
                                                    as name appears hereon. If
                                                    signing as attorney,
                                                    administrator, executor,
                                                    guardian or trustee, please
                                                    add your title as such.

